Exhibit 99.1

For Release: Immediately

Contact:	Media –
	Christopher Farage - Vice President Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Reports Record First Quarter Sales and All Time Quarterly Records for Income from Continuing Operations and Earnings per Share

CLEVELAND, October 18, 2006 — Parker Hannifin (NYSE: PH), the world leader in motion and control technologies, today reported record first quarter sales and all time records for income from continuing operations and earnings per share.

For the first quarter of fiscal-year 2007, sales were $2.6 billion, up 20.7 percent, as compared to sales of $2.1 billion during the same period last year. Income from continuing operations was $210.6 million, an increase of 46.4 percent from the $143.8 million posted in the same period last year. Earnings per diluted share from continuing operations were $1.75, an all time quarterly record, versus the $1.19 reported in the same period a year ago. Cash flow from operations was $114.5 million after discretionary contributions of $111.0 million to the company’s employee pension funds. Total segment operating margin was 14.9 percent.

“Clearly, our current results are demonstrating that Parker’s Win Strategy is working,” said Chairman and CEO Don Washkewicz. “Our employees around the world have fundamentally changed the company through their continued dedication and hard work. Our focus on premier customer service, financial performance, and profitable growth continues to deliver powerful results for Parker shareholders.”

First Quarter Segment Results

In the North American Industrial segment, first quarter operating income improved 11.7 percent over the prior year to $153.1 million, on sales of $1.0 billion.

In the International Industrial segment, first quarter operating income increased 58.5 percent over the prior year to $127.5 million, on sales of $877.7 million.

In the Aerospace segment, first quarter operating income increased 25.3 percent over the prior year to $68.6 million, on sales of $402.4 million.

In the Climate & Industrial Controls segment, first quarter operating income increased 65.6 percent over the prior year to $30.8 million, on sales of $270.7 million.

Highlights

“The 14.9 percent operating margin we produced this quarter is right at our corporate goal, and is a level we have not seen in almost ten years,” said Washkewicz. “On a year over year basis, the Climate & Industrial Controls and the Industrial International segments improved their margins substantially, while the North America Industrial and Aerospace segments also improved on what were already very strong performances. We attribute our margin improvement to the relentless global execution of our Win Strategy.”

Washkewicz also noted strong sales in Europe and Asia coupled with solid growth in North America. “We continue to grow the company at a double digit rate through our proven mix of globalization, organic growth and strategic acquisitions,” said Washkewicz. “We generated organic growth of over eight percent this quarter. Customer service, innovative products, system solutions and our global network of thousands of distribution partners continue to be the drivers of our successful revenue growth.”

The company completed two strategic acquisitions during the quarter, Acofab, a leading European supplier of EMI shielding and thermal management products, and Acal Air Conditioning and Refrigeration, a global sales and service organization.

“Our cash flow from operations remained strong, enabling us to make discretionary contributions of $111.0 million to our employees’ pension funds,” Washkewicz continued. “Cash was also used to repurchase $195.7 million of stock during the quarter.”

Outlook

The company raised its annual earnings guidance for fiscal year 2007 to a range of $6.05 to $6.45 per diluted share.

“Ultimately, it is our ability to partner with our customers to increase their productivity and profitability, in hundreds of markets and thousands of applications, that bodes well for our continued success,” said Washkewicz.

In addition to this information, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at www.phstock.com.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal first-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $9 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in 43 countries around the world. Parker has increased its annual dividends paid to shareholders for 50 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements:

Forward-looking statements contained in this and other written reports and oral statements are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the Company’s future performance and earnings projections of the Company may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the Company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments, or significant changes in financial condition, uncertainties surrounding timing, successful completion or integration of acquisitions, threats associated with and efforts to combat terrorism, competitive market conditions and resulting effects on sales and pricing, increases in raw material costs that cannot be recovered in product pricing, the Company’s ability to manage costs related to insurance and employee retirement and health care benefits, and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The Company undertakes no obligation to update or publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this report.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2006

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2006	2005
Net sales	$2,551,573	$2,113,551
Cost of sales	1,947,358	1,655,753

Gross profit	604,215	457,798
Selling, general and administrative expenses	292,010	237,014
Interest expense	17,172	16,471
Other (income) expense, net	(6,626)	273

Income from continuing operations before income taxes	301,659	204,040
Income taxes	91,075	60,192

Income from continuing operations	210,584	143,848
Discontinued operations		28,884

Net income	$210,584	$172,732

Earnings per share:
Basic earnings per share from continuing operations	$1.77	$1.21
Discontinued operations		.24

Basic earnings per share	$1.77	$1.45

Diluted earnings per share from continuing operations	$1.75	$1.19
Discontinued operations		.24

Diluted earnings per share	$1.75	$1.43

Average shares outstanding during period - Basic	118,673,532	118,882,679
Average shares outstanding during period - Diluted	120,402,319	120,447,368

Cash dividends per common share	$.26	$.23

BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2006	2005
Net sales
Industrial:
North America	$1,000,765	$929,231
International	877,704	620,764
Aerospace	402,358	348,807
Climate & Industrial Controls	270,746	214,749

Total	$2,551,573	$2,113,551

Segment operating income
Industrial:
North America	$153,138	$137,130
International	127,531	80,441
Aerospace	68,625	54,783
Climate & Industrial Controls	30,824	18,616

Total segment operating income	$380,118	$290,970
Corporate general and administrative expenses	36,670	28,827

Income from continuing operations before interest expense and other	343,448	262,143
Interest expense	17,172	16,471
Other expense	24,617	41,632

Income from continuing operations before income taxes	$301,659	$204,040

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2006 CONSOLIDATED BALANCE SHEET

(Unaudited)
(Dollars in thousands) September 30,	2006	2005
Assets
Current assets:
Cash and cash equivalents	$175,854	$242,930
Accounts receivable, net	1,569,479	1,242,295
Inventories	1,250,827	1,068,065
Prepaid expenses	60,656	45,747
Deferred income taxes	132,012	130,386

Total current assets	3,188,828	2,729,423
Plant and equipment, net	1,680,837	1,575,590
Goodwill	2,036,332	1,632,504
Intangible assets, net	460,549	231,304
Other assets	957,937	819,527

Total assets	$8,324,483	$6,988,348

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$269,077	$20,978
Accounts payable	724,352	536,929
Accrued liabilities	619,973	567,724
Accrued domestic and foreign taxes	194,084	147,396

Total current liabilities	1,807,486	1,273,027
Long-term debt	1,046,463	927,165
Pensions and other postretirement benefits	818,573	1,056,486
Deferred income taxes	127,529	41,814
Other liabilities	254,365	195,103
Shareholders’ equity	4,270,067	3,494,753

Total liabilities and shareholders’ equity	$8,324,483	$6,988,348

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2006	2005
Cash flows from operating activities:
Net income	$210,584	$172,732
Net (income) from discontinued operations		(28,884)
Depreciation and amortization	74,240	65,353
Stock-based compensation	19,382	17,614
Net change in receivables, inventories, and trade payables	(84,157)	(43,377)
Net change in other assets and liabilities	(91,235)	39,595
Other, net	(14,314)	(6,034)
Discontinued operations		(9,266)

Net cash provided by operating activities	114,500	207,733

Cash flows from investing activities:
Acquisitions (net of cash of $1,666 in 2006 and $5,231 in 2005)	(32,680)	(153,131)
Capital expenditures	(58,489)	(43,661)
Proceeds from sale of businesses		92,715
Other, net	2,832	2,596
Discontinued operations		(100)

Net cash (used in) investing activities	(88,337)	(101,581)

Cash flows from financing activities:
Net (payments for) proceeds from common share activity	(173,713)	7,428
Net proceeds from (payments of) debt	186,930	(179,112)
Dividends	(31,037)	(27,355)

Net cash (used in) financing activities	(17,820)	(199,039)

Effect of exchange rate changes on cash	(4,042)	(263)

Net increase (decrease) in cash and cash equivalents	4,301	(93,150)
Cash and cash equivalents at beginning of period	171,553	336,080

Cash and cash equivalents at end of period	$175,854	$242,930

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.